EXHIBIT 99.3

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Vice President
Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. DECLARES STOCK DIVIDEND

Austin, Texas — November 22, 2004 — Citizens, Inc. (NYSE-CIA), announced the declaration of a 7% common stock dividend payable December 31, 2004, to holders of record of its Class A and Class B common stock as of December 1, 2004. The dividend will result in the issuance of approximately 2.5 million shares of the Company’s Class A common stock. Over the past six years, Citizens has issued stock dividends to shareholders that have averaged 7% per year.

About Citizens, Inc.

Citizens, Inc., parent of the Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its vision is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, through the sale of U.S. dollar denominated cash value whole life insurance policies worldwide, coupled with the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $6.22 on November 19, 2004.

Additional information is available at the Company’s web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Executive Office • P.O. Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100 • Fax: 512-836-9334
email: PR@citizensinc.com • web site: www.citizensinc.com